 EXHIBIT 99.1

Havertys Reports Earnings for First Quarter 2020, Declares Second Quarter Cash Dividend, and Completion of $70 Million Sale-Leaseback Transaction

Atlanta, Georgia, May 20, 2020 – HAVERTYS (NYSE: HVT and HVT.A) reports earnings per share for the first quarter ended March 31, 2020 of $0.09 compared to $0.17 for the same period of 2019.

The Company also announced today that, on May 19, 2020, its board of directors declared a cash dividend to be paid on the outstanding shares of the two classes of $1 par value common stock of the company at a rate of $0.15 per share on the common stock and $0.14 per share on the Class A common stock. The dividend is payable on June 19, 2020, to stockholders of record at the close of business on June 4, 2020. Havertys has paid a cash dividend in each year since 1935.

Clarence H. Smith, chairman, president and CEO, said, “Before the COVID-19 pandemic became a part of our daily conversation, our first quarter business was ahead of last year. Sales were up 12.8% and comp-store sales were up 11.6% for the first two months of 2020 compared to 2019. March brought increased awareness and a national health emergency was declared on March 13. To protect our team members, customers, and communities, we closed our stores March 19 and halted deliveries March 21. The past few weeks have been challenging and extremely difficult, especially the decisions concerning our workforce made to protect the viability of our company during these unprecedented times. We used our credit facility for the first time since putting it in place in 2008 and completed a sale-leaseback transaction of three distribution facilities to enhance our liquidity position. We have reduced capital spending, cut salaries for senior management, and reduced our quarterly dividend to our common stockholders 25%. Each step we have taken was made to help secure our brand as we face the unknown duration and severity of this pandemic.

“The Havertys team has performed remarkable tasks: pausing our operations, handling key support functions remotely, and communicating with our customers, vendors, lender and landlords as we traversed unfamiliar ground.  Our teams thought outside the box as existing communication tools were put to greater use by larger numbers and in creative ways. We reopened 103 of our 120 stores on May 1 and today we are serving customers, albeit behind a mask and socially distant, with a renewed enthusiasm in 116 stores. Our deliveries resumed on May 5 and we are offering customers the option of delivery to the doorstep or in-home placement and set-up. Digital shopping has been elevated to new levels and we have increased the number of team members that can serve online customers via chat.

There will certainly be new challenges in the months ahead but the Havertys teams’ experience, tenaciousness, flexibility, and compassion was evident these past weeks. We have all been changed by these events, people are more focused on their homes than ever before, and we believe that Havertys is well suited to connect and fulfill the desires of customers as they create the special place they call home.”

Financial Highlights

First Quarter 2020 Compared to First Quarter 2019

•	Sales were $179.4 million for 2020, a decrease of 4.2% compared with $187.2 million for 2019.
•	Gross profit margins increased 40 basis points to 55.5% from 55.1%. The increase is primarily due to merchandise pricing and mix and reductions in inventory markdowns.
•	SG&A costs as a percent of sales were 54.4% in 2020 and 52.8% in 2019. Total SG&A dollars were $1.3 million lower in 2020 primarily due to a reduction in advertising expense of $1.2 million.
•	Dividends declared in February of $3.8 million, an 11% per common share increase over 2019, were paid in March 2020.
•	Purchased 419,111 in treasury shares for approximately $6.8 million in transactions from February 21 to March 13, 2020.

NEWS RELEASE – May 20, 2020

Expectations and Other
•	We are not providing guidance on our gross margin and SG&A expense expectations for the remainder of 2020 at this time given the uncertainty caused by the pandemic.
•
Our selling square footage is expected to be slightly lower in 2020 compared to 2019. We closed our outlet location in the first quarter, plan to close our Galleria location in Dallas, TX in the third quarter, and open a store in Southlake, TX in the fourth quarter. Our previously announced store expansions are delayed or under review.

•	Total capital expenditures are estimated to be approximately $5.0 million in 2020.

Sale-Leaseback Transaction
On May 18, we completed a sale and leaseback transaction of three properties with SunTrust Equity Funding, LLC, a subsidiary of Truist Financial Corporation. The Coppell, TX location has approximately 394,000 distribution square feet used to serve our western stores, 44,000 retail square feet, and 20,000 square feet of office space used for a call center and general management purposes. The Lakeland, FL property is a distribution center with approximately 335,000 square feet and the Colonial Heights property is a distribution facility with 129,000 square feet. The total sales price for these properties, excluding costs and taxes, is $70.0 million and their net book value is approximately $39.8 million. Net proceeds from the sales will be used to strengthen our liquidity and support corporate initiatives.

The facilities will be leased back to Havertys via 15-year operating lease agreements with renewal options.

Recap of Response to COVID-19
Q-1
•	Ceased non-essential company travel, instituted a hiring freeze, and adjusted marketing plans.
•
Closed all locations on March 19, halted deliveries on March 21, and transitioned corporate functions to remote working. Paid salaries and wages of approximately $4.3 million to affected team members in sales, warehouse, and distribution.

•	Borrowed $43.8 million of $60.0 million credit facility in late March, with net availability of $14.6 million at March 31, 2020.
•	Suspended stock repurchase program.

NEWS RELEASE – May 20, 2020

Q-2
•	Instituted salary reductions beginning in April: 40% for the chief executive officer and tiered reductions for officers and managers and suspension of directors’ cash retainer fees.
•
Furloughed 3,033 team members of total workforce of 3,495 on April 1 for 30 days: virtually all store and distribution personnel, majority of warehouse staff, and all but minimum level of corporate personnel necessary for operations. The monthly wages associated with furloughed personnel are approximately $9.9 million. Havertys paid enrolled health benefits of furloughed team members.

•	Froze company 401(k) contribution.
•	Reduced or cancelled certain purchase orders and extended certain vendor payment terms.
•	Worked with landlords to defer rent payments.
•	Elimination of non-essential capital expenditures.
•
On April 27, reduced total workforce by approximately 1,200 team members effective April 30, and extended furlough of 730 team members for another 30 days. The annualized total compensation costs associated with the permanent reduction in workforce is approximately $42.6 million.

•	Reopened 103 stores on May 1 and restarted home deliveries on May 5.
•	Completed sale-leaseback transaction of approximately $70.0 million on May 18.

NEWS RELEASE – May 20, 2020

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data - unaudited)	2020	2019

Net sales	$179,432	$187,242
Cost of goods sold	79,879	84,159
Gross profit	99,553	103,083
Credit service charges	19	22
Gross profit and other revenue	99,572	103,105

Expenses:
Selling, general and administrative	97,535	98,879
Provision for doubtful accounts	34	4
Other (income) expense, net	(83)	(154)
Total expenses	97,486	98,729

Income before interest and income taxes	2,086	4,376
Interest income, net	214	349

Income before income taxes	2,300	4,725
Income tax expense	481	1,104
Net income	$1,819	$3,621

Other comprehensive income
Adjustments related to retirement plans; net of tax expense of $10 in 2020 and $3 in 2019	$31	$9

Comprehensive income	$1,850	$3,630

Basic earnings per share:
Common Stock	$0.10	$0.18
Class A Common Stock	$0.09	$0.17

Diluted earnings per share:
Common Stock	$0.09	$0.17
Class A Common Stock	$0.09	$0.17

Cash dividends per share:
Common Stock	$0.20	$0.18
Class A Common Stock	$0.19	$0.17

NEWS RELEASE – May 20, 2020

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - Unaudited)

	March 31, 2020	December 31, 2019	March 31, 2019
	(Unaudited)		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$84,570	$75,739	$72,951
Restricted cash equivalents	6,699	6,663	6,549
Accounts receivable, net	1,374	1,527	1,716
Inventories	110,547	104,817	109,379
Prepaid expenses	9,989	7,652	8,590
Other current assets	7,004	8,125	8,573
Total current assets	220,183	204,523	207,758
Accounts receivable, long-term, net	167	195	213
Property and equipment, net	153,215	156,534	158,316
Right-of-use lease assets	180,058	175,474	188,400
Deferred income taxes	12,067	13,198	10,757
Other assets	9,189	10,148	9,639
Total assets	$574,879	$560,072	$575,083

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,819	$27,830	$22,134
Customer deposits	26,174	30,121	29,437
Accrued liabilities	29,759	39,654	32,078
Current lease liabilities	30,201	29,411	28,799
Notes payable to bank	43,800	—	—
Total current liabilities	146,753	127,016	112,448
Noncurrent lease liabilities	153,824	149,594	157,499
Other liabilities	21,855	22,959	23,210
Total liabilities	322,432	299,569	293,157

Stockholders’ equity	252,447	260,503	281,926
Total liabilities and stockholders’ equity	$574,879	$560,072	$575,083

NEWS RELEASE – May 20, 2020

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Three Months Ended March 31,
	2020	2019
	(unaudited)	(unaudited)
Cash Flows from Operating Activities:
Net income	$1,819	$3,621
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,124	5,105
Share-based compensation expense	972	1,061
Other	1,241	(485)
Changes in operating assets and liabilities:
Inventories	(5,731)	(3,539)
Customer deposits	(3,947)	4,972
Other assets and liabilities	(826)	(1,224)
Accounts payable and accrued liabilities	(20,231)	(4,093)
Net cash (used in) provided by operating activities	(21,579)	5,418

Cash Flows from Investing Activities:
Capital expenditures	(2,480)	(3,764)
Proceeds from sale of property and equipment	4	2,255
Net cash used in investing activities	(2,476)	(1,509)

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit facilities	43,800	—
Payments of borrowings under revolving credit facilities	—	—
Net change in borrowings under revolving credit facilities	43,800	—

Dividends paid	(3,750)	(3,685)
Common stock repurchased	(6,810)	—
Other	(318)	(533)
Net cash provided by (used in) financing activities	32,922	(4,218)
Increase (decrease) in cash, cash equivalents and restricted cash equivalents during the period	8,867	(309)
Cash, cash equivalents and restricted cash equivalents at beginning of period	82,402	79,809
Cash, cash equivalents and restricted cash equivalents at end of period	$91,269	$79,500

NEWS RELEASE – May 20, 2020

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on May 21, 2020 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through June 1, 2020. The number to access the telephone playback is 1-888-203-1112 (access code: 4738831).

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 120 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expected ability to operate and protect our team members and customers during the COVID-19 pandemic, the execution and effect of our cost savings initiatives, the use of proceeds from our sale-leaseback transaction, our expectations for selling square footage and capital expenditures for 2020, our liquidity position to continue to operate during these highly uncertain times, and our efforts and initiatives to help us emerge from the pandemic well-positioned.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the extent and duration of the disruption to our business operations caused by the health crisis associated with the COVID-19 pandemic, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with debt covenants and amend such credit facilities as necessary; disruptions in our suppliers' operations, including from the impact of COVID-19, including potential problems with inventory availability and the potential result of the volatility or higher cost of product and international freight due to the high demand of products and low supply for an unpredictable period of time; disruptions in our third-party producers’ operations in foreign countries; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and

NEWS RELEASE – May 20, 2020

other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2019 (all of which risks may be amplified by the COVID-19 pandemic) and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys